Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
FuelCell Energy, Inc.

We consent to incorporation by reference in the registration statement filed on Form S-3 (No. 333-       ) of FuelCell Energy, Inc. of our report dated December 12, 2003, relating to the balance sheets of FuelCell Energy, Inc. as of October 31, 2003 and 2002, and the related statements of loss, changes in common shareholders' equity and cash flows for each of the years in the three-year period ended October 31, 2003, which report appears in the October 31, 2003 annual report on Form 10-K of FuelCell Energy, Inc.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
    KPMG LLP

Hartford, Connecticut
February 13, 2004